                                                                  Exhibit 99.1

Mr. Copses is associated with Apollo Management, L.P. ("Apollo Management") and its affiliated managers, including Apollo Management VI, L.P. ("Management VI").
Management VI is the manager of Rexnord Acquisition Holdings I, LLC ("Rexnord
I") and of Rexnord Acquisition Holdings II, LLC ("Rexnord II"), each of which holds shares of common stock of Rexnord Corporation (the "Issuer"). This report does not include any securities of the Issuer that are held by Rexnord I or
Rexnord II, or that may be deemed to be beneficially owned by Apollo Management or Management VI or any of the other Apollo investment managers or investment advisors affiliated with Rexnord I or Rexnord II, and Mr. Copses disclaims beneficial ownership of all such securities. This report shall not be deemed an admission that Mr. Copses is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities
Exchange Act of 1934, as amended, or for any other purpose.